Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278
Ed.Kinney@mvwc.com
Marriott Vacations Worldwide Completes Securitization of Vacation Ownership Loans
ORLANDO, Fla. - May 20, 2021 - Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) announced today the completion of its first timeshare receivable securitization of 2021, offered pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended. $425 million of notes (the “Notes”) were issued in the transaction, backed by a pool of approximately $434 million of vacation ownership loans from all of the Company’s timeshare brands, including loans acquired with the recent Welk acquisition. The overall weighted average interest rate of the Notes is 1.52 percent and the transaction has a gross advance rate of 98 percent.
“The strong investor demand for this offering resulted in the lowest interest rate ever achieved by a MVW 144A securitization and is further evidence of the strength of our leisure-focused business model and growth strategies,” said John Geller, president & chief financial officer.
The Notes were issued by MVW 2021-1W LLC (the “LLC”) in four classes: approximately $207 million of Class A Notes, approximately $107 million of Class B Notes, approximately $80 million of Class C Notes, and approximately $31 million of Class D Notes. The Class A Notes have an interest rate of 1.14 percent, the Class B Notes have an interest rate of 1.44 percent, the Class C Notes have an interest rate of 1.94 percent, and the Class D Notes have an interest rate of 3.17 percent.
Approximately $325 million of the loans were purchased on May 20, 2021, by the LLC, and all or a portion of the remaining loans may be purchased by the LLC prior to October 30, 2021. Of the $425 million in proceeds from the transaction, $106 million will be held by the LLC until it purchases all or a portion of the remaining loans or, if not used for that purpose, returned to the investors. In addition, approximately $8 million was used to pay transaction expenses and fund required reserves, and the remaining $311 million will be used for general corporate purposes. In connection with the 2021-1W securitization, the Company will redeem the MVW 2014-1, MVW 2015-1, Welk 2013-A and Welk 2015-A transactions for approximately $72 million with the majority of this paper to be purchased by the LLC.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
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About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The Company has nearly 120 resorts and over 700,000 Owners and Members in a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs comprised of nearly 3,200 resorts in over 90 nations and over 1.7 million members, as well as management of more than 160 other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit marriottvacationsworldwide.com.
Note on forward-looking statements
This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including statements about expectations regarding the redemption of prior securitizations and similar statements concerning anticipated future events and expectations that are not historical facts. The Company cautions you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including, without limitation, conditions beyond our control such as the length and severity of the current COVID-19 pandemic and its effect on our operations; the effect of any governmental actions, including restrictions on travel, or mandated employer-paid benefits, in response to the COVID-19 pandemic; the Company’s ability to manage and reduce expenditures in a low revenue environment; volatility in the economy and the credit markets, changes in supply and demand for vacation ownership products, competitive conditions, the availability of additional financing when and if required, and other matters disclosed under the heading “Risk Factors” contained in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and in subsequent SEC filings, any of which could cause actual results to differ materially from those expressed in or implied in this press release. These statements are made as of the date of issuance and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.